Exhibit 10.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into the 1st day of August, 2011 (“Effective Date”), by and between Vermillion Inc., a Delaware corporation with its principal business address at 12117 Bee Caves Rd. Building III, Suite 100, Austin, TX 78738, USA (“Supplier”) and Pronto Diagnostics Ltd., an Israeli company with registered address at 19a Habarzel St., Ramat Hachayal, Tel Aviv 69710, Israel (“Distributor”).

NOW, THEREFORE, the parties agree as follows:

1.	Definitions

Test: OVA1 Test.

Territory: Israel and areas under Palestinian control

Software: the software and any update, upgrade, improvement or new version thereto, provided by Supplier to Distributor in connection with the Test, all as required for the interpretation of the results of the Test for each sample.

HMOs: Israeli health maintenance organizations.

2.	Scope of Appointment

a.	Distributor is appointed as exclusive distributor for the Test in the Territory during the Term (as defined below) and Supplier shall neither sell nor otherwise be commercially involved with selling Tests in the Territory, nor appoint any distributor or other representative in the Territory with respect to the Tests during the Term. If Supplier will wish to sell or otherwise commercialize future variations or versions of the Test, Distributor would be first offered by Supplier to receive exclusive rights to distribute, use and sell those Tests on mutually agreeable terms in the Territory, provided the Distributor has proven to be successful in launching the first Test.

b.	Distributor may solicit and procure Orders (as defined below) only within the Territory and shall not otherwise solicit orders for the Test or act as the Supplier’s distributor or representative with respect to any other territories. Nothing in this Agreement shall be construed as limiting in any manner Supplier’s marketing or distribution activities or its appointment of other dealers, distributors, licensees, agents or representatives of any kind outside the Territory, provided that Supplier shall sell or provide the Tests and/or the Software outside the Territory only under binding agreements that do not permit the sale or distribution of the Tests in the Territory. The Supplier shall refer any commercial inquiries regarding the Test in the Territory to Distributor.

c.	Each party hereby represents, warrants and covenants that the execution, delivery, and performance of this Agreement in accordance with its terms will not result in any violation of any agreement or instrument to which it is a party. Distributor hereby represents and warrants to Supplier that it will comply with all applicable laws of the Territory in its performance of its obligations contemplated by this Agreement and that the execution, delivery, and performance of this Agreement in accordance with its terms will not result in any violation of any law of the Territory.

3.	Orders

a.	Distributor shall promote and solicit orders for the Test in the Territory (each, an “Order”) and otherwise provide reasonable assistance and support to its customers.

b.	Distributor shall determine within two (2) months after the Effective Date whether regulatory approval and/or registration are required for the Test. If any such regulatory approval and/or registration are required for the Test, Distributor shall use commercial reasonable efforts to promptly obtain such regulatory approval and/or registration, as applicable.

c.	In order to maintain the exclusivity of its appointment as distributor under this Agreement, Distributor shall provide commercial reasonable efforts to sell a minimum of [***] Tests in the first year following regulatory approval and registration of OVA1 in Israel (if and to the extent required), or the date upon which it is determined as per subsection (b) above by Distributor that no regulatory approval and/or registration are required for the Test, as applicable (such date, the “Minimum Test Start Date”). For any years of the Term following the first anniversary of the Minimum Test Start Date, the parties will discuss (over the last 30 days of each prior year) the minimum quantities for the upcoming year. If the parties cannot agree on minimum quantities by the end of each such prior year, Supplier shall have the right, exercisable in its sole discretion, to terminate, the exclusivity of Distributor’s appointment under this Agreement, subject to a thirty (30) days prior written notice.

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d.

Supplier hereby represents and warrants to Distributor that (i) Supplier owns exclusive title and ownership to the Test and the Software and owns (or will own prior to release to Distributor) any updates, upgrades, improvements, inventions, patent rights, trade secrets, know-how in connection therewith; (ii) Supplier has the right to provide the Test and the Software to Distributor for purposes of selling same to Distributor’s customers and/or for the purpose of carrying out the Test; and (iii) that the Test, the Software and any results generated therewith, and any trademark, trade name or other names, signs or marks used in connection thereto (the “Marks”), to Supplier’s knowledge, do not and will not infringe the rights of any third party, including, but not limited to proprietary rights and intellectual property rights. Supplier shall defend and hold Distributor harmless from and against any claims of any third party that the Software infringes any intellectual property right (unless such claims result from the breach by Distributor of its obligations under

Section 7 below); provided, however, that Supplier is promptly given the right to defend such claims with counsel reasonably satisfactory to Distributor, that Supplier may not settle any such claim or suit without Distributor’s specific prior agreement and consent in writing if the settlement is not merely financial, and that Distributor assists and cooperates to the extent reasonably requested by Supplier.

4.	Fees.

a.	In consideration for the performance of all of Supplier’s obligations under this Agreement (including but without limitation in connection with the Software and the approval of reagents’ lots as further detailed below), Distributor shall pay to Supplier on or before the fifteenth (15th) day of each quarter for all Tests performed during the preceding quarter at the following rate: a royalty equal to [***] percent ([***]%) of the amounts invoiced by Distributor to its customers with respect to the Tests during the preceding quarter (VAT excluded) but in no event less than the following applicable minimum amount per Test performed during the quarter:

i.	US$[***]/Test with respect to customers for which Distributor reasonably expects to sell fewer than [***] ([***]) Tests per year (excluding HMO).

ii.	US$[***]/Test for any other customers (excluding HMO).

iii.	In special cases, and with respect to deals with one of the four HMOs, the parties will mutually agree on special minimum royalty amounts which shall not be lower than US$[***]/Test.

b.	The list price recommended by Supplier for sale of the Test to Distributor’s customers is to be [***] US dollars per Test (US$[***]/test) plus VAT, to the extent applicable, however Distributor will have sole discretion to set the prices of the Test for its customers and for collecting payment from its customers. It is further clarified that HMOs will likely reimburse (and pay) at a lower level than the list price; however, the foregoing shall still apply.

c.	Payment will be made by a wire in US funds within fifteen (15) days after the end of each fiscal quarter. Payment will be accompanied by a reconciliation of the payment amount to determine how it was calculated. Distributor will be responsible for paying all withholding taxes in the Territory.

d.	Supplier will have customary audit rights on the reconciliation and reimbursement amount at its discretion upon reasonable coordination with Distributor and access to any other information reasonably requested related to the Test sales, sales and marketing activities or related efforts.

5.	Responsibilities of Distributor.

Distributor shall:

a.	Act for the registration of OVA1 with the Israeli Ministry of Health under the name of Supplier, which registration, along with any and all other licenses, permits, authorizations or approvals obtained under this Agreement, shall be the property of Supplier, all if and to the extent permitted under any applicable law; if registration will require a clinical trial the division of labor and expenses will be [***]% of costs to Supplier, [***]% of the costs to Distributor.

b.	Provide marketing plan and sales projections within sixty (60) days of signing this agreement.

c.	Cause its marketing and sales force to utilize commercially reasonable efforts to promote and sell the Test in the Territory and to reasonably maximize sales thereof.

d.	Be responsible for carrying out the Test (and purchasing all required instrumentation, reagents, and service contracts) in its own lab and/or in one or more third-party labs approved by Supplier in the Territory in accordance with the Test insert and applicable regulatory requirements, and to provide the Software to such third party labs.

e.	Arrange for translation of the Test insert into the required language for use in its laboratories.

f.	Provide promptly any data to Supplier which reasonably requests and to which Distributor reasonably has access, including without limitation the following data on a monthly basis:

i.	a count of Tests performed by all of its laboratories using the reporting function in OVACalc.

ii.	specific payor type (i.e., private pay, HMO, government, etc.) for each Test performed.

iii.	additionally, when the Test is carried out by Distributor, Distributor will also provide the following data:

1.	ordering physician’s name and place for each Test performed, and

2.	invoiced amount for each Test performed.

g.	Use Supplier’s name and Supplier’s then-current names for the Test in its marketing and promotional efforts and materials, all of which marketing and promotional efforts and materials are subject to Supplier’s reasonable prior approval, and not add to, supplement, delete from or modify any sales or marketing documentation or forms or representations provided by Supplier except with the prior written consent of Supplier, or make any representations or warranties regarding the Test on behalf of Supplier or itself other than those specified in Attachment A hereto and/or explicitly authorized by Supplier in writing, including the materials provided in accordance with Section 6(d).

h.	Not market, promote, sell or solicit orders for or otherwise represent any test in competition with the Test.

i.	Comply with all applicable laws and orders in the Territory in its performance of its obligations under this Agreement.

6.	Certain Responsibilities of Supplier.

Supplier shall, for no additional charge:

a.	Train Distributor to run the Test and Software, educate Distributor on a continuing basis with updated scientific and marketing related information relevant to the Test, and provide support to Distributor’s staff as reasonably requested, so as to allow it to provide its customers with updated and accurate information regarding the Test and its possible use in clinical practice.

b.	Administer the proficiency test to all the labs reasonably proposed by Distributor for conducting the Test.

c.	Approve reagent lots on an on-going basis and provide a listing of approved reagent lots to Distributor for performance of the Test.

d.	Provide reasonable market development assistance and materials. These materials will include such items as peer reviewed articles, committee opinions, clinical papers, etc. Nothing in this Section 6(d) obligates, or shall be deemed as obligating, Supplier to create or have created any such materials outside of its normal course of business in its sole discretion.

e.	Participate in marketing related events that Distributor will organize in the Territory as workshop or lecture at major conferences (maximum of 2 times/yr).

f.	Provide to Distributor (i) the Software and other means required for data analysis, and keep Distributor up-to-date with Software upgrades and new Software releases; (ii) support with respect to Software bugs and/or malfunctions; and (iii) reasonable customization, modifications and/or extension of the Software for the purpose of implementation of the Software with Distributor’s customers.

7.	Trademarks and Software.

Subject to the terms of this Agreement, Supplier grants Distributor the nonexclusive, limited, non-transferrable, revocable and non-sublicensable right (a) to use and display the Marks during the Term in any sales or marketing materials developed by Distributor; (b) to use the Software for the purposes set forth in this Agreement; and (iii) to provide the Software to labs authorized by Supplier as per Section 6(b) above and subject to a royalty free license agreement in the form reasonably agreed to by Supplier (such agreement to include an indemnification clause according to which such lab shall indemnify and hold Supplier and Distributor harmless from any claim and/or demand resulting from such lab’s act or omission, it being understood that should Supplier not be able to negotiate such terms with a particular lab, Distributor shall propose another lab). Distributor will not use, register or take other action with respect to any Mark or the Software except to the extent authorized in advance in writing by Supplier, and, with respect to the Software (or any part thereof), agrees not to modify, revise, create derivative works or otherwise make any derivative uses; decompile, reverse engineer or otherwise attempt to derive the source code; or otherwise use for other than its intended purpose. No other intellectual property rights or licenses to the Marks, Software, Test or otherwise are being transferred hereunder, whether expressly, by implication, estoppel or otherwise, and Distributor acknowledges that all other rights, title and interest to the Marks, Software and Tests are and shall remain with Supplier.

8.	Term and Termination.

This Agreement shall be in full force and effect commencing with the Effective Date and for a period of [***] years following the Minimum Test Start Date, and may be renewed upon the mutual agreement of the parties for additional periods of [***] each (collectively, the “Term”).

Notwithstanding the above, if either party materially breaches this Agreement and such breach continues for a period of thirty (30) days after receipt by the breaching party of a written notice thereof, the other party may immediately terminate this Agreement. This Agreement may also be terminated by Supplier (a) upon the expiration of thirty days (30) prior written notice to Distributor for any of the following events which have not been resolved during such notice period: (i) if Distributor shall fail to secure or renew any license, permit, authorization or approval for the conduct of its business in any significant area of the Territory, or if any such license, permit, authorization or approval is revoked or suspended; (ii) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings; or (iii) if Distributor breaches any of its material representations, warranties or covenants under this Agreement, including without limitation those set forth in Sections 5(f) and 5(j); or (b) immediately if Distributor ceases to do business for more than thirty (30) days.

Upon termination or expiration of this Agreement for any reason whatsoever, (i) Distributor shall immediately discontinue any use of the Marks, (ii) Distributor will cease to promote or solicit orders for the Test, and (iii) each party will promptly return to the other party (or, at such other party’s sole discretion, destroy) all Proprietary Information (as defined below) of the other party, and Distributor will promptly return to Supplier (or, at Supplier’s sole discretion, destroy) all of Distributor’s copies of the Software and will use commercial reasonable efforts to return to Supplier all copies of the Software distributed to labs as per Section 6(b) above. Notwithstanding the foregoing, the last sentence of Section 4, Section 5.g, the second sentence of Section 7, and Sections 9-11, 12, 14 and 15 and the obligation of Distributor to deliver to Supplier payments for Tests performed prior to termination or expiration, shall survive termination or expiration of this Agreement.

9.	Proprietary Rights.

Each party acknowledges that, in the course of performing its duties under this Agreement, it may obtain business, technical or financial information of or relating to the other party, all of which is confidential and proprietary (“Proprietary Information”). The receiving party and its employees and agents shall, at all times, both during the Term and after its termination, keep in trust and confidence all such Proprietary Information (including for the removal of doubt the financial terms of this Agreement), and shall not use such Proprietary Information other than in the course of its duties as expressly provided in this Agreement; nor shall the receiving party or its employees or agents disclose any such Proprietary Information to any person without the disclosing party’s prior written consent. The receiving party shall not be bound by this Section with respect to information it can document has entered or later enters the public domain as a result of no act or omission of the receiving party, or is lawfully received by the receiving party from third parties without restriction and without breach of any duty of nondisclosure by any such third party, is independently developed be the receiving party or must be disclosed pursuant to a court order, or as required by any governmental or administrative authority or regulatory agency. Distributor acknowledges and agrees that Supplier owns all right, title and interest in and to the Test and Software and all related Proprietary Information, documentation, sales and marketing materials, and all Marks, as well as all intellectual property rights related to the foregoing and including any updates to the foregoing.

10.	Indemnification.

a.	Distributor agrees to indemnify, defend and hold harmless Supplier and its employees, officers, directors and agents from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys fees and court costs) incurred by Supplier in a final award by a competent authority as a result from: (a) Distributor’s breach of any of its representations, warranties or covenants under this Agreement, including without limitation Section 5(j); and/or (b) Distributor’s fraud, bad faith or gross negligence with respect to this Agreement or its performance hereunder; provided, however, that Distributor is promptly given the right to defend such claims with counsel reasonably satisfactory to Supplier, that Distributor may not settle any such claim or suit without Supplier’s specific prior consent in writing if the settlement is not merely financial, and that Supplier assists and cooperates to the extent reasonably requested by Distributor.

b.

Supplier shall indemnify, defend and hold harmless Distributor and its employees, officers, directors and agents from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys fees and court costs) incurred by Distributor in a final award by a competent authority as a result of (a) the breach by Supplier of any representation, warranty, covenant or obligations contained in this Agreement, and/or (b) any claim, action, demand or proceeding brought against the Distributor in connection with the Test, the Software and/or the reagents, to the extent such claim, action, demand or proceeding is solely due to a defect or error in the Test and/or the Software supplied by Supplier and/or the reagents authorized by Supplier, and to the extent not caused by Distributor or any third party (including without limitation any labs) not under control of Supplier, including without limitation by any breaches of the terms of this Agreement by Distributor or any such third party, any failure by Distributor to comply completely with written instructions or documentation issued by Supplier to Distributor or such third party, any mishandling of the Test, Software and/or reagents by Distributor or any such third party, or any combination, modification or alteration of the Test, Software and/or reagents with any other materials or services by Distributor or any such third party, and/or (c) as provided in Section 3(d)(iii) above, provided, however, that Supplier is promptly given the right to defend such claims with counsel reasonably satisfactory to Distributor, that Supplier may not settle any such claim or suit without Distributor’s specific prior consent in writing if the settlement is not merely financial, and that Distributor assists and cooperates to the extent reasonably requested by Supplier. For clarification, in the event of any claim, action, demand or proceeding brought against the Distributor and due only in part to any defect or error in the Test and/or the Software supplied by Supplier and/or the reagents authorized by Supplier, nothing contained herein shall be construed as derogating from Supplier’s liability to indemnify Distributor with respect to such Supplier’s part, subject to all the terms and conditions of this Agreement.

c.	Notwithstanding the foregoing, Suppler and Distributor understand that such items that would reasonably be considered to be “de minimis” shall not be subject of this Section 10.

11.	Limitation of Liability.

Except with respect to claims relating to infringement of intellectual property rights, and/or to breaches of Sections 7 or 9: (a) a party will not be liable with respect to any subject matter of this agreement or under any contract, negligence, strict liability or other legal or equitable theory for any indirect, incidental, special, punitive or consequential damages, and (b) except indemnification of Distributor by Supplier with respect to third party claims pursuant to the terms of Section 10(b), the aggregate liability of each party and its affiliates hereunder is limited to the aggregate amounts paid by Distributor to Supplier under this Agreement.

12.	Disclaimer of Warranty.

SUPPLIER DOES NOT MAKE ANY WARRANTIES CONCERNING THE TEST, OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTION 3.D, IN ATTACHMENT A AND AS MAY BE PROVIDED FROM TIME TO TIME BY SUPPLIER PURSUANT TO SECTION 6.D ABOVE, AND THE TESTS ARE OTHERWISE PROVIDED “AS-IS,” WITHOUT ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AS WELL AS ANY WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE.

13.	Force Majeure.

Neither party shall be responsible for delays or failures in performance resulting from acts beyond the control of such party (including war, whether declared or not), provided however that (a) both parties use commercially reasonable efforts to mitigate the effects of any such force majeure events on their performance under this Agreement, and (b) both parties promptly fulfill their obligations under this Agreement after such force majeure event ceases.

14.	Miscellaneous.

a.	A party may not assign this Agreement nor will it assign any right or obligation hereunder without the prior written consent of the other party; however, either party may assign this agreement to a successor entity or purchaser of all or substantially all of that portion of its business to which this Agreement relates, provided that the other party’s rights under this Agreement shall not be prejudiced thereby. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

b.	If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

c.	Except as otherwise expressly provided herein, any provision of this Agreement may be amended or waived only with the written consent of both parties.

d.	This Agreement, including the attachments thereto which are integral part thereof, is the sole agreement between the parties with respect to the subject matter hereof and supersedes all prior drafts, agreements or discussions between the parties with respect thereto (including but not limited to the Nonbinding Term Sheet dated June 16, 2011), which shall not be used in any manner in the interpretation of this Agreement.

e.	This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, agency or formal business organization of any kind. Supplier and Distributor shall be independent contractors with each other for all purposes at all times and no party shall act as or hold itself out as agent for the other, nor shall any party create or attempt to create liabilities for the other party except to the extent expressly specified in this Agreement.

f.	This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of law provisions, and shall not be governed by the U.N. Convention of Contracts for the International Sale of Goods. Any dispute that cannot be resolved amicably by the parties through negotiations within sixty (60) days shall be submitted to the exclusive jurisdiction of the courts located in New York, New York. Each party consents to service of process and the personal jurisdiction of such courts.

g.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	Notices.

Notices under this Agreement shall be in writing in the English language, transmitted by facsimile transmission or internationally recognized overnight delivery service, and deemed delivered (i) one (1) business day after transmission by facsimile where receipt has been confirmed by facsimile transmission or (ii) when delivered to the overnight delivery service. Notices shall be addressed as follows or to such other address as a party may specify in writing to the other party:

If to Distributor:

Pronto Diagnostics Ltd.

19a Habarzel St, Ramat Hachayal

Tel Aviv 69710, Israel

Attention: Dr. Nir Navot

Telephone: +972.73.2126155

Fax: +972.73.2126144

E-mail: nir@prontodiagnostics.com

If to Supplier:

Vermillion, Inc.

12117 Bee Caves Rd.

Building III, Suite 100

Austin, TX 78738, USA

Attention: President and CEO

Telephone: +1.512.519.0400

Fax: +1.512.439.6980

E-mail: gpage@vermillion.com (with a copy to akohli@vermillion.com)

IN WITNESS WHEREOF, the duly authorized representatives of the parties have signed this Agreement as of the Effective Date.

VERMILLION, INC.	PRONTO DIAGNOSTICS LTD.

/s/ Gail. S. Page	/s/ Nir Navot
Name: Gail S. Page	Name: Nir Navot
Title: Chairperson and CEO	Title: CEO

ATTACHMENT A

[Materials provided by Supplier to Distributor under separate cover.]